Exhibit 99.1

PRESS RELEASE

Juniper Pharmaceuticals Monetizes U.S. Crinone Royalty Stream with Allergan

— Transaction Provides $11 Million of Non-Dilutive Cash to Juniper —

Boston, MA – November 15, 2016 – Juniper Pharmaceuticals, Inc. (Nasdaq: JNP) (“Juniper” or the “Company”), a women’s health therapeutics company, today announced it has entered into an agreement with its partner, Allergan, Inc. (NYSE: AGN) (“Allergan”) to monetize future royalty payments due to Juniper for U.S. sales of Crinone® (progesterone gel). Under the agreement, Juniper will receive a one-time payment of $11 million from Allergan.

“The monetization of our U.S. Crinone royalty stream significantly strengthens our balance sheet and provides non-dilutive cash to support our near-term strategic and operational goals,” said Alicia Secor, Juniper’s President and Chief Executive Officer.

The Company sold U.S. Crinone® rights to Allergan in July 2010; since then, Juniper has received from Allergan a 10% royalty on its U.S. Crinone® sales.

Juniper will continue as the exclusive supplier of Crinone® for all markets outside the U.S. and receive revenue from sales to Merck KGaA, Darmstadt, Germany (“Merck KGaA”). Merck KGaA holds the marketing authorization for Crinone® in over 90 countries.

Approved in the U.S. in 1997, Crinone® is indicated for supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. is focused on developing therapeutics that address unmet medical needs in women’s health. The Company is advancing a pipeline of proprietary product candidates that leverage its differentiated intravaginal ring technology and the 505(b)(2) regulatory pathway. Juniper’s core operating business includes the Crinone® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

Crinone® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan, Inc. in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Juniper’s ability to leverage the 505(b)(2) pathway for product candidates. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K/A for the period ended December 31, 2015 and Quarterly Report on Form 10-Q for the period ended September 30, 2016 as filed with the SEC on November 14, 2016. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Contact

Amy Raskopf

Director, Corporate Communications, Juniper Pharmaceuticals, Inc.

(917) 673-5775 / ir@juniperpharma.com

Media:

Amy Covino

Tell Med Strategies

(201) 774-3111 / amy.covino@tmstrat.com

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Source: Juniper Pharmaceuticals, Inc.

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